Exhibit 6.1

Amended and Restated Management Agreement

This Amended and Restated Management Agreement ("Management Agreement") is made between RAYVEN PROPERTIES, LLC, a Delaware limited liability company, (the “Company”), and RAYVEN MANAGER, LLC (hereinafter "Manager") a Delaware Limited Liability Company.

RECITALS

WHEREAS, the Company is a newly organized Delaware limited liability company formed to acquire, manage and develop commercial properties and to seek to convert the properties to zero net energy properties;

WHEREAS, Manager has been retained to act as the non-member “manager” of the Company pursuant to, and in accordance with, an Amended and Restated Operating Agreement of the Company dated February 6, 2023 (the “Operating Agreement”);

WHEREAS, some or all of the members of the Manager may be required to execute guarantees of non-recourse carveouts or of all or a portion of loans made to the Company or a Company Subsidiary in connection with the acquisition, development or improvement of a Property (with respect to any such Property, the members who enter into guarantees with respect to the Property are herein referred to as the “Property Guarantors”);

WHEREAS, this Agreement sets forth the compensation to be paid to Manager for acting as a non-member manager of the Company;

WHEREAS, all capitalized terms not defined herein shall have the meanings set forth in the Operating Agreement, and

WHEREAS, Manager will provide all personnel necessary for the Manager to perform its obligations and responsibilities in exchange for compensation as set forth in this Management Agreement.

NOW THEREFORE, the Company and the Manager hereby agree as follows:

1	MANAGEMENT OF THE COMPANY

1.1	Services. During the term of this agreement, the Manager shall:

1.1.1.1            conduct day-to-day operations of the Company;

1.1.1.2            identify, evaluate and supervise the conduct of due diligence on investment opportunities to be presented to the Company pursuant to the Operating Agreement;

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1.1.1.3            upon approval of an investment opportunity pursuant to the Operating Agreement, supervise the pursuit of the acquisition and the closing of the acquisition of the investment opportunity upon terms and conditions the Manager deems acceptable;

1.1.1.4            supervise the Membership Interest Offering and the Reg A Offering;

1.1.1.5            supervise the financing of acquisitions;

1.1.1.6            provide asset management services or retain asset managers for properties owned by the Company or a Company Subsidiary;

1.1.1.7            supervise the Company’s retention of property managers for each of the Properties on terms and conditions the Manager deems acceptable;

1.1.1.8            supervise the conversion of Properties to net zero energy properties;

1.1.1.9            identify Properties that may be disposed of by the Company and supervise and negotiate the disposition of Properties;

1.1.1.10          undertake all the duties and responsibilities of the “Manager” under the Operating Agreement.

1.2	Term and Termination.

1.2.1               This Management Agreement shall commence on the date hereof and, shall continue until the Manager is replaced in accordance with the Operating Agreement.

1.3	Management Compensation.

1.3.1               Fund Management Fee. Beginning on July 15, 2023 and on each 15 day of January, April, July, and October thereafter, Manager shall receive a quarterly fee equal to .175 percent (.175%) of the Total Assets of the Company as of the last day of the quarter. Total Assets of the Company shall be determined by the Manager of the Company in its good faith discretion based on the fair market value of the Company’s assets and the Manager’s determination shall be binding absent manifest error.

The Fund Management Fee shall be calculated by Manager within fifteen (15) days after the end of each calendar quarter and the Manager is authorized to pay such fee in cash within five (5) business days after delivery to the Voting Members of the written statement of Manager setting forth the computation of the Fund Management Fee for such quarter.

1.3.2               Asset Management Fee The Company shall pay to Manager a monthly asset management fee, of two percent (2%) of the monthly gross revenue generated by the Properties. The Asset Management Fee shall be paid in arrears on a monthly basis.

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1.3.3               Acquisition Fee The Company shall pay or cause the applicable Company Subsidiary to pay an acquisition fee equal to two percent (2%) of the purchase price of any Property acquired by the Company or a Company Subsidiary within five (5) days after closing of the acquisition of the Property. If there are any Property Guarantors with respect to the Property for which an acquisition fee is paid, one half (1/2) (one percent of the purchase price of the Property) shall be paid to the Property Guarantors to be divided equally among the Property Guarantors. The remaining portion of the acquisition fee, after payment to the Property Guarantors, if any payment is required to be made to Property Guarantors, shall be paid to the Manager.

1.3.4               Disposition Fee The Company shall pay or cause the applicable Company Subsidiary to pay to Manager a disposition fee equal to two percent (2%) of the cash sale price of any Property acquired by the Company or a Company Subsidiary within five (5) days after closing of the disposition of a Property.

2	REPRESENTATIONS AND WARRANTIES

2.1	Company Representations and Warranties. RAD hereby represents and warrants to the Manager as follows:

2.1.1            The Company is duly formed limited liability company, validly existing and in good standing under the laws of the State of Delaware.

2.1.2            The Company has provided the Manager with a true, correct and complete copy of the Operating Agreement.

2.2	Manager Representations and Warranties. The Manager hereby represents and warrants to the Company as follows:

2.2.1           The Manager is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Manager has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Management Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

2.2.2            The execution and delivery by the Manager of this Management Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by the Manager of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of the Manager and will not violate any provision of law, any order of any court or other agency of government, the certificate of formation of the Manager or any other organizational document of the Manager.

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2.2.3           This Management Agreement has been duly executed and delivered by the Manager and constitutes the legal, valid and binding obligations of the Manager, enforceable against the Manager in accordance with its terms, except as the enforceability hereof may be limited by:

2.2.3.1       applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally; or

2.2.3.2        applicable equitable principles (whether considered in a proceeding at law or in equity).

3	LIMITATION OF LIABILITY; INDEMNIFICATION

3.1      Limitation of Liability. Manager assumes no responsibility under this Management Agreement other than to render the services called for hereunder in good faith. Manager and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants, attorneys, accountants, auditors, and any person providing advisory or sub-advisory services to Manager, will not be liable to the Company or its members for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Management Agreement and the Operating Agreement, except as provided in the Operating Agreement.

4	FORM OF AGREEMENT

4.1     Effective Date. This Management Agreement is entered into by the Parties and is effective as of the last date of signing of this Management Agreement by the Parties.

4.2      Entire Agreement. The Parties expressly understand and agree that this instrument together with the Operating Agreement contains the entire agreement between the Parties with respect to the subject matter of this Management Agreement. This Management Agreement may be amended only by a written instrument signed by the duly authorized representatives of the Company and the Manager.

4.3     No Waiver. A waiver by any Party of a breach or default of this Management Agreement by any other Party shall not be construed or deemed to be a waiver of any other or concurrent or succeeding breach or default of this Management Agreement by the other Party or any other Party. No waiver of a condition in or under this Management Agreement shall be valid unless set forth expressly in a writing signed by the Party making the waiver and for whose benefit the condition or obligation exists.

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4.4      Successors and Assigns. Neither this Management Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties hereto, and any such unauthorized assignment or transfer will be void. This Management Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.5      Severability. The Parties agree that if any part, term, or provision of this Management Agreement shall be found illegal, in conflict with any valid controlling law, or otherwise unenforceable, the validity of the remaining provisions shall not be affected thereby.

4.6      Survivability. All obligations under this Management Agreement, as executed by the Parties, shall continue according to the terms set forth herein.

4.7      Headings. The headings for the Sections set forth in this Management Agreement are strictly for the convenience of the Parties hereto and shall not be used in any way to restrict the meaning or interpretation of the substantive language of this Management Agreement.

4.8      Counterparts. This Management Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page.

4.9      Images of Original. The Parties stipulate that a photostatic copy, a scanned image or an image received by facsimile or by email of any executed original shall be admissible in evidence for all purposes in any proceeding as between the Parties.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of February 6, 2023.

RAYVEN PROPERTIES, LLC

By:
Owen Barrett

By:
Chris Pomerleau

RAYVEN MANAGER, LLC

By:
Owen Barrett

By:
Chris Pomerleau

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